Exhibit 10.8

The WireCo WorldGroup Management Bonus Plan impacts management employees that are selected to participate by the corporation’s senior management group. The plan compares the budgeted Adjusted EBITDA for each quarter to the actual Adjusted EBITDA. The amount in the bonus pool changes with each dollar of Adjusted EBITDA based on the following scale and is escalated by a factor as determined by the Compensation Committee and senior management based on additions or deletion of management participants:

• Over Budget	=	each 5% increases the pool by .5%

• 100% of budget	=	3% of Adjusted EBITDA

• 95 to 99.9% of budget	=	2.5% of Adjusted EBITDA

• 90 to 94.9% of budget	=	2.0% of Adjusted EBITDA

• 85 to 89.9% of budget	=	1.5% of Adjusted EBITDA

• Below 85%	=	No payout

The pool is then divided into three pools – Executive Pool, Management Pool and Sales Management Pool. Each position in the management bonus program is awarded a Participation Level Factor which is reflective of their position and contribution to the corporation.